Exhibit 10.1

December 13, 2013

Tower Group, Inc.

120 Broadway, 31st Floor

New York, NY 10271-3199

Attention: Vito A Nigro, Managing Vice President and Treasurer

Re:	Amended and Restated Credit Agreement dated as of February 15, 2012 among Tower Group, Inc. (the “Borrower”), various financial institutions as Lenders, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), L/C Administrator and Fronting Bank (as amended and in effect on the date hereof, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement)

Ladies and Gentlemen:

The Administrative Agent confirms that it has received $70,243,048.36 (the “Payoff Amount”) from the Borrower, which constitutes the aggregate principal balance and unpaid accrued interest and fees due to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents. In consideration of the payment in full of the Payoff Amount, the Administrative Agent acknowledges and agrees that (i) payment of the Payoff Amount constitutes payment in full of all indebtedness and obligations of the Borrower and the other Loan Parties under the Loan Documents (excluding any contingent obligation or reimbursement obligation under any provision of any Loan Document that by its terms survives termination of such Loan Document) and (ii) all Loan Documents are terminated (except for any provision of any Loan Document with respect to any contingent indemnification or reimbursement obligation that by its terms survives termination of such Loan Document).

Upon reasonable request by the Borrower, and at the expense of the Borrower, the Administrative Agent agrees to duly execute and deliver, or to cause to be duly executed and delivered, such further documents and/or instruments as may be necessary or proper, in the reasonable judgment of the Borrower, to confirm the termination of the Loan Documents.

The Borrower, on behalf of itself and each other Loan Party, releases and forever discharges the Administrative Agent, the Lenders, their respective affiliates and the respective agents, employees, officers, directors, shareholders, attorneys, predecessors, successors and assigns of any of the foregoing (each a “Released Party”) from any claim, demand or cause of action to which the Borrower or such other Loan Party, or any of its subsidiaries or affiliates, now has or at any time in the future may have against any Released Party arising out of or otherwise related to the Credit Agreement or any other Loan Document.

This letter agreement may be executed in any number of counterparts, each of which shall constitute one and the same original instrument, and either party hereto may execute this letter agreement by signing any such counterpart. The parties intend that electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. This Payoff Letter shall be governed by, and construed in accordance with, the internal law of the State of New York.

[Remainder of page intentionally left blank]

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Tyler D. Levings
Name:	TYLER D. LEVINGS
Title:	DIRECTOR
Accepted and Agreed: TOWER GROUP, INC.

By:	/s/ Vito A Nigro
Name:	Vito A Nigro
Title:	Managing VP & Treasurer